Exhibit 99.2

Legato Merger Corp. IV Announces Closing of $230,000,000 Initial Public Offering,

Including Full Exercise of Underwriters’ Over-Allotment Option

NEW YORK, January 26, 2026 — (BUSINESS WIRE) — Legato Merger Corp. IV (the “Company”) announced today that it closed its initial public offering of 23,000,000 units, including the full 3,000,000 units subject to the underwriters’ over-allotment option, at $10.00 per unit. The offering resulted in gross proceeds to the Company of $230,000,000.

The Company’s units are listed on the NYSE American Market (“NYSE American”) and are trading under the ticker symbol “LEGO U.” Each unit consists of one ordinary share and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one ordinary share for $11.50, subject to adjustment. Only whole warrants are exercisable and will trade. Once the securities comprising the units begin separate trading, the ordinary shares and redeemable warrants are expected to be listed on NYSE American under the symbols “LEGO” and “LEGO WS,” respectively.

Legato Merger Corp. IV is a Cayman Islands exempted company incorporated for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region although the Company intends to initially focus on target businesses in the infrastructure, industrial, artificial intelligence, and technology industries.

Of the proceeds received from the consummation of the initial public offering and a simultaneous private placement of units, $230,000,000 was placed in trust. The Company intends to use the net proceeds from the offering, and the simultaneous private placement of units, to consummate the Company’s initial business combination. An audited balance sheet of the Company as of January 26, 2026 reflecting receipt of the proceeds upon consummation of the initial public offering and the private placement will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

BTIG, LLC acted as the sole book-running manager for the offering. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from BTIG, LLC, 65 East 55th Street New York, New York 10022, Attn: Syndicate Department, (212) 593 7555.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on January 22, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Gregory Monahan

Chief Executive Officer

Legato Merger Corp. IV

Email: gmonahan@crescendopartners.com